UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 31, 2008
DEVELOPERS DIVERSIFIED REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (216) 755-5500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filling is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d.2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e.4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     In a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2007, Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), reported that it had adopted and implemented the 2007 Supplemental Equity Program (the “2007 Supplemental Equity Program”). The 2007 Supplemental Equity Program provided for the grant of awards to participants designated by the Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors, which awards were to be earned based on the satisfaction of certain performance goals over a specified period of time. The Company designed the 2007 Supplemental Equity Program to incentivize certain executives to assist in causing the Company to achieve superior financial and share-price performance. Certain of the Company’s executives, including the Company’s named executive officers, were chosen to participate in the 2007 Supplemental Equity Program.
     As part of the Committee’s ongoing review of the Company’s executive compensation program, and based on the recommendation of its compensation consultant, on December 31, 2008, the Committee authorized and approved the termination of the 2007 Supplemental Equity Program, as it no longer provides any motivational or retention value. No awards have been or will be granted under the 2007 Supplemental Equity Program. The Company estimates that it will record a non-cash charge of approximately $15.8 million of previously unrecognized compensation cost associated with the 2007 Supplemental Equity Program as of the termination date of December 31, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Developers Diversified Realty Corporation (Registrant)
Dated: January 6, 2009	By:	/s/ Christa A. Vesy
		Name:	Christa A. Vesy
		Title:	Senior Vice President and Chief Accounting Officer